Exhibit 10.6
China Merchants Bank Co., Ltd.
Shanghai Branch
Facility Agreement
(For sharing facility of working capital loans without individual agreements)
January, 2008

Facility Agreement
(For sharing facility of working capital loans without other specific agreements)
Ref: 2009, Jing Zi, No. 21090619
1. Creditor: China Merchants Bank Co., Ltd. Shanghai Jingansi Branch (hereafter referred to as “Party A”)
Principal: Xu Xuehong
2. Facility applicant: HanTing Xingkong (Shanghai) Hotel Management Co., Ltd.
Legal representative / Principal:
Sharing facility applicant: Lishan Senbao (Shanghai) Investment Management Co., Ltd.
Legal representative / Principal:
Sharing facility applicant: Yiju (Shanghai) Hotel Management Co., Ltd.
Legal representative / Principal:
Sharing facility applicant:
Legal representative / Principal:
    The above facility applicant and sharing facility applicants are hereafter individually or collectively referred to as “Party B”.
Upon Party B’s application, Party A agrees to grant a loan facility to Party B for its use. According to the relevant laws and regulations and based on full consultation, the two parties agree to execute the Agreement on the following terms.
Article 1 Facility
1.1 Party A will grant Party B the facility amount of RMB 150,000,000 Yuan (including the equivalent in other currency, converting on the exchange rate issued by Party A on the date of transaction, and the same below), in the form of (chosen by “☑”):
☑ ☐ Revolving facility of RMB 150,000,000 Yuan;
☐ Bullet facility of                      Yuan.
“Revolving facility” refers to the maximum amount of the facility’s principal balance granted by Party A to Party B for continuing and revolving loans, trade finance, discounted notes, acceptance of commercial draft, letters of guaranty, legal entity account overdrafts, domestic factoring etc. during the facility term.
“Bullet facility” refers to Party B’s application to Party A during the facility term for multiple facility transactions, the accumulated amount of which will not exceed the bullet facility amount provided in this Agreement. The bullet facility cannot be revolved, and the corresponding sum of the multiple facility transactions applied for by Party B accounts for the bullet facility amount provided herewith until it is fully used.
“Trade finance” refers to the business of issuing L/C, import documentary bills, cargo collection guaranty, import documentary collection, packing loan, export documentary bills, export documentary collection, import/export remittance finance, short-term guaranty finance, import factoring, and export factoring (exclusive of non-recourse dual-factoring or non-recourse dual-factoring within Party A’s system, and the same below).

1.2 If Party A provides import factoring or domestic non-recourse factoring with Party B as the payer, the receivables transferred from Party B to Party A shall be accounted within the above-stated facility; if Party B applies to Party A for domestic recourse factoring or export factoring, the basic purchase fund (basic acquisition fund) provided by Party A to Party B shall be accounted within the above-stated facility.
1.3 If Party A, in keeping with its internal procedural requirements, designates CMB’s other branches to re-issue the L/C to the beneficiary after its initial issuance, the import documentary bills and cargo collection guaranty shall be accounted within the above-stated facility.
1.4 The security deposit or deposit pledge provided by Party B or any third party for individual business transactions shall not be included in the above-stated facility, and the same below.
☑ 1.5 Party A and Party B have previously executed the Facility Agreement No. 21080138, and the outstanding balance thereunder shall be automatically transferred to be accounted within the facility under this Agreement. (click “☑” in ☐ if applicable.)
Article 2 Facility Term
The facility term is 12 months, from June 23, 2009 to June 23, 2010. Party B shall apply to Party A for use of the facility within the term, and application after the expiration date of the facility term will not be accepted by Party A, unless otherwise provided hereunder.
Article 3 Use of the Facility
3.1 Type and Scope of the Facility
The above facility is (choose between the two with “☑”):
☐ 3.1.1 Comprehensive facility, including (please fill in according to the facts):
                                         ,
                                         ,
Meanwhile, Party B                     (“can” or “cannot”) adjust its use of the facility, and (choose with “☑”):
     ☐ all transaction types can be adjusted to use the facility;
     ☐ some of the transaction types can be adjusted to use the facility, namely

☑ 3.1.2 Working capital loan single facility.
3.2 During the facility term, the revolving facility can be used on a revolving basis but the bullet facility cannot. Use of the facility shall be applied by Party B case-by-case and approved by Party A accordingly.
     Party B will not execute a loan agreement with Party A case-by-case when applying for working capital loans within the facility, but shall deliver to Party A an “Application Letter to

Draw under the Facility”. After Party A’s approval of the loan, the detailed provisions for the drawing shall be based on corresponding loan debenture. If there is any discrepancy between the Application Letter and the loan debenture in terms of amount, term, interest rate or use, the two parties agree that the latter shall prevail.
If Party B applies for facility other than working capital loans and Party A agrees thereto, the amount, term and specific use of each loan or other facility shall be stipulated in specific transaction contracts (including loan debentures), agreements, or relevant transaction application letters delivered by Party B and accepted by Party A.
The above-mentioned specific transaction contracts, agreements or relevant transaction application letters are collectively referred to as “each specific contract”. Under domestic non-recourse factoring, the “Notice to Transfer the Receivables” delivered by Party A and confirmed by Party B with Party A’s acknowledgement shall be regarded as the execution of a “specific transaction contract“ between the two parties.
3.3 The term of use of each loan within the facility or any other facility shall be determined according to Party B’s business needs and Party A’s management guidelines, and the expiration date of each specific transaction can be later than that of the facility term.
Article 4 Interest and Fees
The interest of loans and finance within the facility and other relevant fees of transaction shall be stipulated in each specific contract.
Article 5 Guaranty Clause
5.1 All the debt owed by Party B to Party A under the Agreement shall be guaranteed jointly and severally by Powerhills (Shanghai) Investment Management Co., Ltd, Yi Ju (Shanghai) Hotel Management Co., Ltd, and Ji Qi, with maximum irrevocable guaranty delivered to Party A; and / or
5.2 All the debt owed by Party B to Party A under the Agreement shall be secured by Powerhills (Shanghai) Investment Management Co., Ltd with a mortgage (pledge) of the real estate under its ownership or at its disposition subject to the mortgage contract executed between the two parties.
Party A shall be entitled to refuse to release the facility to Party B if the guarantor does not execute the mortgage document or complete the mortgage procedure under this provision.
5.3 All the debt owed by the sharing facility applicants of Party B to Party A shall be guaranteed jointly and severally by the facility applicant of Party B, with a letter of commitment, i.e. irrevocable guaranty, delivered to Party A.
Article 6 Party B’s Rights and Obligations
6.1 Party B is entitled to the following rights:

6.1.1 to request Party A to provide loans within the facility or other facility under the Agreement;
6.1.2 to use the facility under the Agreement;
6.1.3 to request Party A to keep confidential information concerning production, operation, assets and accounts provided by Party B, except where the provided laws and regulations or supervising authorities require otherwise;
6.1.4 to assign the debt to a third party upon Party A’s consent.
6.2 Party B shall undertake the following obligations:
6.2.1 to truthfully provide documents and materials upon Party A’s request (including, but not limited to, authentic periodic financial statements and annual reports upon Party A’s request, material decisions and changes in production, operation and management), as well as information on all the opening banks, accounts and balance of deposits and loans, and to cooperate with Party A’s investigation, examination and review;
6.2.2 to be supervised by Party A in its use of loan funds and relevant production, operation and financial situations;
6.2.3 to use the loans and/or other facility in compliance with the stipulations and/or commitments in the Agreement and each specific contract;
6.2.4 to fully repay the principals and interests of the loans, advance payment and other facility debt in time in compliance with the stipulations in the Agreement and each specific contract;
6.2.5 to obtain Party A’s written consent before assigning the whole or part of the debt to any third party;
6.2.6 to inform Party A immediately, and to actively assist Party A in taking security measures for safe repayment of the principals and interests of the loans, advance payment, other facility debt and all the relevant costs in the event of any of the following:
     6.2.6.1 any significant financial losses, asset losses or other financial crises;
     6.2.6.2 provision of loans or guaranty for third party, or to provide mortgage (pledge) on its owned assets (titles);
     6.2.6.3 merger (acquisition), split-off, reorganization, joint-venture (cooperation), transfer of property rights (shareholders rights), reform to joint-stock company etc;

     6.2.6.4 business suspension, termination or revoking of business license, application for or being applied for bankruptcy, dissolution etc;
     6.2.6.5 major crisis in the operations or financial situation of Party B’s controlling shareholder or other affiliated companies that negatively affect its normal operations;
     6.2.6.6 major affiliated transactions with Party B’s controlling shareholder and other affiliated companies that negatively affect its normal operations;
     6.2.6.7 any litigation, arbitration, criminal punishment or administrative penalty that causes a significantly adverse effect on its operation or financial situation;
     6.2.6.8 any other material facts that could affect its repayment capability.
6.2.7 not to fail to manage or resort to its due claims, or to dispose of its major assets with no consideration or by other improper methods.
Article 7 Party A’s Rights and Obligations
7.1 Party A is entitled to the following rights:
7.1.1 to ask Party B to fully repay the principals and interests of the loans, advance payment and other facility debt in time under the Agreement and each specific contract;
7.1.2 to ask Party B to provide documents and materials relevant to its facility;
7.1.3 to know about Party B’s production, operation and finance situations;
7.1.4 to oversee Party B’s use of the loans and/or other facility for the purpose stipulated in the Agreement and each specific contract;
7.1.5 to, in keeping with internal procedural requirements, delegate CMB’s other branch where the beneficiary is located to re-issue the Letter of Credit after accepting Party B’s application for issuance of the Letter of Credit;
7.1.6 to directly deduct from Party B’s account for its repayment of the debt under the Agreement and each specific contract;
7.1.7 to transfer creditor’s rights on Party B to others, and to inform Party B by methods it thinks appropriate, including but not limited to fax, mail, courier, and announcement in public media etc, as well as to urge Party B to repay; and
7.1.8 other rights provided in the Agreement.

7.2 Party A shall assume the following obligations:
7.2.1 to grant loans or other facilites within the facility extent to Party B under the provisions of the Agreement and each specific contract;
7.2.2 to keep confidential information on the production, operation, assets and financial situations of Party B, except where the provided laws and regulations or supervising authorities require otherwise.
Article 8 Special Warranty of Party B
8.1 Party B is comprised of legal entities incorporated and existing under PRC laws, and possesses full civil capacity to execute and perform the Agreement;
8.2 Sufficient authorization to execute and perform the Agreement has been acquired from the board of directors or other authorities;
8.3 The documents, materials and vouchers provided by Party B regarding itself, the guarantor, the mortgagor (pledger) and the collateral are all true, correct, complete and effective, and do not contain any material mistakes inconsistent with facts or omit any material facts;
8.4 Party B will strictly comply with the stipulations in each specific contract, the commitment letter, trust receipt and other relevant documents signed with Party A;
8.5 At the time of signing the Agreement, there is no litigation, arbitration, criminal punishment or administrative penalty that may have a significantly adverse effect on Party B or its major assets, nor will such occur during the performance of the Agreement. In the case of any such occurrence, Party B shall inform Party A immediately;
8.6 Party B will strictly comply with all national laws and regulations in its business operations, conduct business strictly within the scope stipulated in its business license or duly approved, and conduct the registration of its annual inspection on time;
8.7 Party B will maintain or enhance its current management expertise, ensuring to maintain and increase the value of existing assets, and not give up any due right of credit, nor dispose of its major assets without consideration or by other inappropriate means;
8.8 Party B shall not repay other long-term debt and                     ,                      in advance without Party A’s permission;
8.9 At the time of signing, there is no other material fact existing to adversely affect Party B’s performance of its obligations under the Agreement.
Article 9 Other Expenses

The cost of credit investigations, examinations and notarizations related to the Agreement, and all expenses incurred by Party A to realize its creditor’s rights to Party B if Party B fails to repay the debt, such as lawyer’s fees, litigation costs, travelling expenses, announcement costs and service fees, shall all be born by Party B. Party B authorizes Party A to directly deduct from Party B’s bank account with Party A, and in the event of a shortage will make up the balance following Party A’s notification.
Article 10 Event of Default
10.1 It shall be regarded as an event of default if one of the following occurs to Party B such that:
10.1.1 It is in breach of its obligation stipulated in Article 6.2.1 by sending Party A false information or concealing any material facts, or not cooperating with Party A’s investigation, check or review;
10.1.2 It is in breach of its obligation stipulated in Article 6.2.2 by not accepting or evading Party A’s supervision of its use of credit loans as well as its production, operation and financial situations;
10.1.3 It is in breach of its obligation stipulated in Article 6.2.3 by not using the loans and/or other facilities for the purposes provided in the Agreement and each specific contract;
10.1.4 It is in breach of its obligation stipulated in Article 6.2.4 by not fully repaying the principals and interests of the loans, advance payments and other facilities in time under the Agreement and each specific contract;
10.1.5 It is in breach of its obligation stipulated in Article 6.2.5 by assigning its debt under the Agreement to a third party without authorization from Party A; or in breach of its obligation stipulated in Article 6.2.7 by failing to manage or recourse to its due creditor’s rights, or to dispose of its main assets without consideration or by other inappropriate means;
10.1.6 It is in breach of its obligation stipulated in Article 6.2.6 by not timely informing Party A of the occurrence of any cases stated therein, or not cooperating with Party A upon its request to raise security measures for the repayment of the debt under the Agreement, or other cases as may adversely affect the recovery of the loans at Party A’s discretion;
10.1.7 It is in breach of Article 8.1, 8.2, 8.5, or in violation of Article 8.3, 8.4, 8.6, 8.7, 8.8, or 8.9, and does not promptly correct its mistake upon Party A’s request;
10.1.8 Any other issues occur that Party A believes impair its lawful rights and interests.
10.2 It shall be regarded as an event of default if one of the following situations occurs to the guarantor which Party A believes may adversely affect the guarantor’s security capability, but the guarantor is not willing to eliminate the detrimental effects upon Party A’s request, or together with Party B is not willing to add to change the guaranty conditions to cooperate with Party A:
10.2.1 A situation similar to any of those stated in Article 6.2.6;
10.2.2 It conceals its actual security capability or has not received authorization from the authorities at the time of issuing the irrevocable guaranty;
10.2.3 It does not proceed with annual inspection in time;
10.2.4 It fails to manage or recourse to its due creditor’s rights, or disposes of its main assets without consideration or by other inappropriate means;
10.3 It shall be regarded as an event of default if one of the following situations occurs to the mortgagor (or pledger) that Party A believes may result in the invalidity of the mortgage (or pledge) or insufficiency of the collateral, but the mortgagor (or pledger) is not willing to eliminate the detrimental effects upon Party A’s request, or together with Party B is not willing to add to or change the security conditions to cooperate with Party A:
10.3.1 It has no title or right to dispose of the collateral or there are disputes to the ownership of the collateral;
10.3.2 The collateral has been leased, seized, detained, supervised or subject to legitimate priority (including but not limited to priority of construction project payment), and/or such status is concealed;
10.3.3 The collateral is transferred, leased, re-mortgaged or disposed of by any other inappropriate means without Party A’s written consent, or even with Party A’s written consent the income therefrom is not used to repay the debt owed to Party A upon Party A’s request;
10.3.4 The mortgagor fails to properly manage, maintain and repair the collateral resulting in its substantial devaluation, or the mortgagor’s behavior directly endangers the collateral resulting in its devaluation, or the mortgagor does not have the collateral insured as requested by Party A.
10.4 In the case of any event of default as stipulated in Article 10.1, 10.2, 10.3, Party A is entitled to separately or collectively take the following measures:
10.4.1 Reducing the facility under the Agreement, or stop using the balance of the facility;
10.4.2 Recovering the principals and interests of the outstanding loans within the facility and other related fees;

10.4.3 For drafts accepted by Party A or letters of credit, letters of guaranty or cargo collection guaranty issued (including re-issued upon delegation) during the term of facility, whether advancement is paid by Party A or not, Party A can ask Party B to increase the security sum, or to transfer Party B’s deposit in its bank account with Party A to the security account as the security sum to repay the advancement paid by Party A in future, or to have the sum of money under escrow of third party as security to repay the advancement paid by Party A in future.
10.4.4 For outstanding receivables assigned from Party B under domestic recourse factoring or export factoring, Party A can ask Party B to repurchase immediately; and for receivables assigned from Party B under domestic non-recourse factoring or import factoring, Party A can recourse to Party B immediately;
10.4.5 Directly deducting the deposit from Party B’s settlement account and/or other accounts for the repayment of all the debt of Party B under the Agreement and each specific contract;
10.4.6 To seek recovery according to Article 13 of the Agreement.
Article 11 Change and Termination of the Agreement
The Agreement can be changed or terminated upon mutual negotiation and written agreement between Party A and Party B, and shall remain valid before the execution of such an agreement. Neither Party shall change, modify or terminate the Agreement unilaterally at its own discretion.
Article 12 Miscellaneous
12.1 It shall not impair, affect or limit any of Party A’s rights and interests under relevant laws and regulations and as the creditor of the Agreement, or be considered as consent to or acknowledgement of the breach of the Agreement by Party A, or be regarded as relinquishment of Party A’s rights to take measures towards existing or future event of default if Party A has tolerance or lenience for any of Party B’s default or delay, or postpones execution of its rights or interests under the Agreement during the term of the Agreement.
12.2 If the Agreement becomes legally invalid or partly invalid for any reason, Party B shall remain responsible for repaying all the debt hereunder. In such a case, Party A can terminate the Agreement and seek recovery from Party B hereunder.
12.3 The notices and requests related to the Agreement between the two Parties shall be sent in written form.
Contact address of Party A:
Contact address of Party B:

If they are hand-delivered, they shall be regarded as delivered when received and signed by the recipient (if refused by the recipient, they shall be regarded as delivered on the date of refusal); if sent in the mail, they shall be regarded as delivered seven days after their dispatch; if sent by fax they shall be regarded as delivered following their transmission.

The date of announcement shall be regarded as being served if Party A informs Party B of the transfer of the creditor’s rights or urges collection from Party B by means of announcement in public media.
Either Party shall promptly inform the other if it changes its contact address, or shall shoulder the potential losses therefrom on its own account.
12.4 The two Parties agree that in the case of the application letter of the business under trade finance, it is satisfactory for Party B to chop with a reserved seal complying with the Authorization Letter of Reserved Seal provided to Party A, of which the effect is recognized by both parties.
12.5 The supplementary agreement in writing negotiated between and agreed upon by the two Parties on the pending issues and changes of the Agreement, as well as each specific contract under the Agreement, are appended to the Agreement and constitute an indivisible part of the Agreement.
12.6 Party B undertakes that the fund shall be used only as working capital for operation of the outlets, not as investment capital.
12.7 Party B undertakes that Powerhills (Shanghai) Investment Management Co., Ltd. and Yi Ju (Shanghai) Hotel Management Co., Ltd. may share the facility hereunder, not exceeding RMB 50M Yuan respectively. If the Party A’s evaluation ratings of the sharing companies decline in the future, Party A may stop the sharing facility.
12.8 Party B undertakes that the settlement sum by Party B in Party A will not be less than the percentage of the facility.
12.9 Party B undertakes that single loans under the facility will not be longer than 8 months.
Article 13 Applicable Law and Dispute Settlement
13.1 The execution, interpretation and dispute settlement of the Agreement are all subject to PRC laws, and Party A and Party B’s rights and interests are safeguarded by the same.
13.2 Disputes arising out of the performance of the Agreement shall be negotiated between the two Parties for settlement. Failing such, either Party can (choose among the three with “☑”)
☑13.2.1 submit to Party A’s local People’s Court;
☐13.2.2 submit to                      arbitration committee for arbitration;
☐13.2.3 submit to (if this item is chosen, please choose between the two with “☑”)

☐CIETAC
☐CIETAC                      Branch
for arbitration according to financial dispute arbitration rules.
13.3 After the Agreement and each specific contract between the two Parties is notarized as enforced, Party A can apply directly to the People’s Court with jurisdiction for enforcement of the debt owed by Party B under the Agreement and each specific contract.
Article 14 Effectiveness of the Agreement
The Agreement shall become effective after being signed (or chopped) by both Parties’ legal representatives/principals or their authorized agents and chopped with the common seal, until the expiration of the facility or all the debt and other relevant expenses owed by Party B hereunder are fully discharged (whichever is later).
Article 15 Supplementary Provision
The Agreement is executed in five counterparts of the same legal effect, with Party A and Party B holding one copy each.
(No text hereunder)

(This page is for signing)

Party A: China Merchants Bank Co.,Ltd. Shanghai Jingansi Branch	(chop)
Principal or authorized agent
(signature/chop): /s/ Xu Xuehong

Party B: HanTing Xingkong (Shanghai) Hotel Management Co., Ltd.	(chop)
Legal representative/Principal or authorized agent
(signature/chop):/s/ Zhang Tuo

Party B: Lishan Senbao (Shanghai) Investment Management Co., Ltd.	(chop)
Legal representative/Principal or authorized agent
(signature/chop): /s/ Zhang Tuo

Party B: Yiju (Shanghai) Hotel Management Co., Ltd.	(chop)
Legal representative/Principal or authorized agent
(signature/chop): /s/ Zhang Tuo
Party B:                      (chop)
Legal representative/Principal or authorized agent
(signature/chop):
Signing Date: (June 19, 2009)